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EXHIBIT 21

Subsidiaries of the Company

1.      ENTEX Information Services of Colorado, Inc., a Colorado corporation
2.      ENTEX Information Services of Michigan, Inc., a Michigan corporation
3.      ENTEX Services, Inc., a Delaware corporation
4.      FCP Technologies, Inc. a Delaware corporation
5.      ENTEX Information Services International, Ltd., an Irish company
6. Servicios Informacion de ENTEX S.R.L., a Costa Rican limited liability company
7. ENTEX Information Services International Pty Ltd., an Australian company